Exhibit 99.2

Tidewater Inc.

September 6, 2006

3:30 PM ET

Jim:	Our next speaker this afternoon is Dean Taylor, the Chairman, CEO and President of Tidewater. Dean began his career at Tidewater in 1978 and had an extensive career in the Company’s international operations before being named President in 2001. He subsequently became CEO in 2002 and Chairman in 2003. Under Dean’s leadership, Tidewater has enjoyed a dramatic return to profitability and has enhanced the quality of its fleet through its new builds and vessel acquisition programs. I’m pleased to welcome Dean back to our conference. Dean?

Dean Taylor:	Jim, thank you very much. But it’s Taylor, not the way they pronounce it up here in New York, but it’s Taylor not how did you say it, Jim? Just kidding. Thank you, Jim, it’s a pleasure to be here. As many of you may remember, a year ago we were here in the conference 3 or 4 days after Hurricane Katrina. A lot has changed, both in New Orleans and for our company since that time. Not nearly as much has changed for New Orleans unfortunately as for our company, but we’re pleased to be here and hope to have an informative time with you.

Our lawyers are ever present and working. We will make some forward-looking statements. No guaranties, but we’ll try our best to be as factual as we can. This is our workplace. And we start every presentation at Tidewater with a talk about safety including our presentations with investors. Most people, most investors don’t much care about our safety record but we surely do, and we try to remind people that this is how we work. This is what we do. This is a little bit of an extreme example of our workplace, but nevertheless, this is where we work. We’re on the platforms that aren’t stable, where the platform is rocking back and forth, going up and down side to side. This is how our people worked in 61 countries around the world over 30 million man-hours last year.

With that in mind, we like to brag a little bit about our safety record. In that environment in the last 2 years, we’ve had but one lost time accident in each year. A lost time accident is defined as an accident where someone misses a day of work as a result of the accident thereafter, a day of work thereafter. Our lost time incident rate last year and the year before was 0.01, by far the best in the industry and something of which we are immensely proud. Our total recordable incident rate, for those of you who know their terminology, was 0.26, which is better than Exxon-Mobil’s, better than BP’s, better than Shell’s, better than Dow Chemical, better than DuPont’s, better than any company in the industry.

Some people think that seriousness of purpose is demonstrated by the attention that you pay to safety. We certainly do and that’s why we start every part of every day, everything we do at Tidewater, with something to do with safety.

Tidewater has the largest new fleet in the industry. We also have probably the largest old fleet in the industry but people like to say that Tidewater is a company of old ships which is simply not true. Tidewater has the largest new fleet in the industry. We have the second highest dividend yields of the OSX. We certainly have one of the strongest balance sheets of the OSX. We are and we have be repurchasing common shares. We are international, international, and international. We also work in the Gulf of Mexico. But that is something that we cannot emphasis enough.

Most people look at Tidewater as a domestic company. They say, how’s the Gulf doing? How are things in the Gulf? And forget that 80% of Tidewater’s revenue and income comes from outside of the Gulf of Mexico. This is something we’re not endorsing or saying that it is going to happen, but we will just point out that the first call consensus of earnings for our fiscal year ‘07 which would end on March 31, 2007 is $5.28. I point out that a year ago, the consensus earnings for Tidewater for fiscal year 2007 were $2.66. So as I said earlier, a lot has changed in the last year for Tidewater.

And also we are in an environment of favorable commodity prices. ENT spending is up. It continues to rise. Rig count is up and we think the rig count will continue to be robust. There’s new rig, plenty of new rig construction around the world, strong demand in virtually every area of the world in which we operate. The financial affect of our new fleet has been impressive and it’s going to be even more impressive and we are benefiting from some favorable tax changes that occurred in 2004.

We have a strong global presence. Of our active fleet, we have about 64 vessels in North America. So as I said, we’re also in the Gulf of Mexico, but we have about 100 units in South America, 121 in West Africa, about 38 between Europe and the Middle East, and about 48 between Australia and the Far East. And it turns out that most of those areas are areas of opportunity for future growth. Two places where we are not right now, I don’t know whether we want to be there or not, but one in Sackland Island, I think we’d like to be in Sackland. We’re only there in the summertime in the construction season. I do think we have some nice opportunities to be there on a more long term presence. We’re not in the North Sea. We’ve found that at least for us, long term returns in the North Sea have not justified our presence there. Right now business in the North Sea is fantastic and the companies that are there are doing very well. In some ways that helps us because it keeps them in the North Sea rather than have them nipping at our heels elsewhere. But we are not in the North Sea and I don’t know whether we’ll be in the North Sea. It’s something that we look at and we’ll just continue to evaluate through time.

This diagram points out what’s happened to our utilization and day rates through time and with our international fleet you can see that our day rates have done quite nicely, beginning really in about September of 2004 while utilization has increased somewhat. Part of the challenge that we’ve had at Tidewater has been dealing with an older fleet, many units of which had been stacked. So our utilization hasn’t gone up as dramatically as our day rates have. Part of the reason being that we’ve not brought those out of stack until we found it economically justifiable to do so.

When you look at the international day rates and the increases that we’ve had, one could say, well that’s a result of new vessels that you’re bringing into the fleet. But you can also see that we’ve drilled down a little bit. New vessels have certainly, their day rates have certainly increased nicely, but the remaining vessels, our older fleets, day rates have increased not quite as nicely, but certainly they have increased.

This slide is a little bit deceptive in that you see in March of 2004 our utilization shot up dramatically in the Gulf of Mexico. But that’s when we impaired a number of vessels from our domestic fleet so that utilization number is a little bit misleading. But you can see even since that time, since March of 2004 to the present, our utilization of our domestic fleet has gone up nicely and our day rates have increased quite nicely.

We do the same thing with this slide. We drill down a little bit. The day rates for our new vessels have increased nicely but you can also see that our older vessels in the Gulf of Mexico we’ve had some very nice day rate improvements with the utilization increases that we’ve had domestically.

I said we have the largest new fleet and we do. There are some companies running around talking about they have newer fleets than Tidewater, and they do. We certainly acknowledge that, but they don’t have a larger new fleet than we’ve got. We’ve got the largest new fleet in the business comprised right now of commitments for 143 units of which we have about 104 in our income stream, 39 deep water vessels, 52 U.S. replacement vessels, and 52 international vessels. You can see what we’ve committed so far, about 1.7 billion in the last five years and renewing what was a somewhat old fleet.

This was the situation that confronted us in 2000. We had 509 ships, average age 19 years. Profit contribution of those 509 ships was 100%. Of those 509 ships right now, in fiscal 2006, at least as of the end of March, 2006, we still had 257 in our revenue stream. The average age of those vessels was 24 years. The profit contribution was about 56%. Since fiscal 2000 we’ve built — we now have 101 new ships in our fleet which, again, I say is the largest new fleet in the business. The average age of those ships is about 5 years and they contributed to our last year’s profitability of about 44%. So one fourth of our fleet is contributing roughly one half of our income.

And we haven’t stopped. We have 18 anchor handlers under construction right now at various shipyards around the world, 5 platform supply vessels, 5 tugs and crew boats for a present order book of 28 unit. And I don’t think we’re going to stop there. We’re not going to say exactly what we’re going to do, but we certainly intend to continue to renew and refurbish and replace our earnings capacity and to grow our earnings capacity. If a quarter of our ships are producing 50% of our revenue, one would think that another quarter would produce the other 50% of our revenue which gives us lots of room to grow if we build more than that. And I think we certainly of all the companies in the industry have the balance sheet to be able to do that.

Now we had a problem with what to do with some of our mature tonnage. In the last 7 years we have disposed of 320 ships, 258 we’ve sold and we’ve scrapped 62. In the last year just since April 1, 2005, we’ve sold or scrapped 70 ships. Almost all of these vessels have been disposed of outside of the industry. There are very few that are still in the industry. We work diligently to make sure that the vessels that we sell don’t come back to haunt us as competing vessels. So you can see the present makeup of our active fleet is about 406 units, 143 when our 28 new builds are delivered will be new, so we’ll have about 350, excuse me 250 older ships, but we’re going to work our way through them as we’ve worked our way through the prior part of our mature tonnage.

Keith will from this time talk a little bit about some of our financial items and then I’ll come back to close out.

Keith Lousteau:	Send the accountant up and you’d expect to see a lot of charts with a lot of numbers, and I’ll be disappointing. You’re going to see them, but before we got to them we thought we’d take a minute here or so to explain the philosophy behind our financial posture at Tidewater. We think our charge as guardians of our stockholders’ money here should, and in managing the Company we try to do it along three lines. And we think any one getting out of line with the other can be awful dangerous.

First of all we recognize here in this room, most of the people are looking for performance. We live in a “show me the money” society, so growing earnings per share, growing cash flow, growing EBITDA is something that we’re conscious of every day. We also are very conscious of growing our fleet, growing our investment base out there. As Dean showed you. We’ve come in the last 5 years from having no new boats to having replaced 50% of our income with an entirely new fleet. Tidewater had the fortunate experience this year of celebrating our 50th anniversary, but to me, the

Tidewater we’re talking about today is a company that’s really 6 years old with 50 years of history.

We try and accomplish our growth, we try and present you with the numbers, and we try and do it all while maintaining our financial strength. We think maintaining the financial strength is absolutely necessary to be able to take advantage of opportunities in the market we’re in now should they come along. But more importantly, in a down market where financial strength really comes into play and will help if we were to unfortunately run into the down market, we would be able to greatly accelerate that growth path and be able to achieve that replacement of that second 50% much faster.

Just some numbers as I promised you. Looking at last year, revenues of a little bit short of $1 billion, second highest revenues in earnings in the 50 year history of the company. Net earnings of $4.07 right down the line. We had a real good first quarter in June. We reported $1.23 which was about 10 to 12% above the street expectations at that point in time. And the thing I’d point out was a significant increase in free cash flows from last year to where we are and where the pundits are projecting us for this year. You’re going to see some meaningful and significant growth in cash flows.

As Dean said, one of the strongest balance sheets in the OSX, $300 million of long term debt, buying back stock at the moment as opposed to paying off the debt. The debt is at extremely low interest rates. It’s got another 7 or 8 years until maturity, so those bondholders that will prepared to collect their measly little interest over the next 16 semiannual payments. Debt to total capital ratio is somewhere round 13% and on a net basis almost zero. So financial strength, the bottom of our triangle, we’re certainly meeting that criteria.

Show me the numbers — some earnings growth over the last 5 quarters as you can see, starting off with the $0.50 going back to the June quarter a year ago up to this year is $1.23 and once again, not putting any credence in it, not issuing projections and not being required to update it, but the so-called street estimate is about $1.32 I think, $1.33 today for the September quarter. Current dividend yield, once again as Dean talked about being the second highest in the OSX. For a number of years we’ve stood up here and we talked to the audience and told them we were working like hell to get this number down as low as we could. And we wanted to do it without diminishing the dividend payment.

Well we worked it down to 1.2% and if you all would just do your portions of getting the stock price up higher, we’d like to see it go down a little bit further.

The real story of Tidewater, as Dean told you, was the story of the last 6 to last 7 years. If you go back to the year 2000, we were a company that generate $1.37 of earnings. We had a fleet age of over 500 boats that had fleet average age of 19 years. We had a challenge before us. So over the last 5 years, you can see exactly what we’ve done in managing the company to 2006 where we’ve got the earnings up on a steady growing basis up to $3.33. We went from not one new boat being less than 5 years old to last year we had in the fleet on average 101 boats that work throughout the year that contributed 44% of our profitability. Dean also mentioned to you that we have about another 28 or 30 vessels under construction that will be delivered over the next 18 to 24 month period of time. We believe that approximately 50% number, when those new boats are delivered, will take us to just about the 70% regeneration of the company by that point in time.

The average age of the fleet hasn’t grown any on us. We’re still there. Once again, we think average age is a total misconception when you think of Tidewater once again because we’ve got the youngest fleet in the industry and one of the oldest fleets in the industry.

Looking at ‘07 and looking at ‘08, once again making reference to the 13 analysts in the first call group that do follow Tidewater, their consensus, and not one that we’re blessing, has us pegged this year at $5.28. And they have us next year at $5.79. Unfortunately, like those of us in management who have to get on the conference call every quarter and report numbers, these guys and gals haven’t been very accurate over their projections on earnings growth over the last 12 to 28 months. As Dean said, as we stood here last year, their projection for this year was about 2.65 and now we’ve doubled that number and they just — we make mistakes, they change estimates, I guess.

So the numbers continue to grow. You can see the number of new active vessels entering the fleet. That’s based on shipyard deliveries. Certainly not the end of the day for us as Dean said. We are aggressively looking for additional acquisitions and this doesn’t include the additional vessels. I think there are what 19, or 10 vessels that are contracted today that go onto delivery beyond 2008. So Tidewater’s posture, have we delivered the numbers, have we shown you the money for the lat 18, 24 months? We certainly think so. Going from zero new builds to 1.8 billion in new builds, we think we are meeting our goal of growing the company and we’re meeting our goal of maintaining our financial strength. So just a little bit back to Dean to tell you where we go from here.

Dean Taylor:	What’s our strategy? It hasn’t changed much. We’re continuing to seek the right acquisition at the right price, whole fleets or individual vessels, but I emphasize at the right price. I think there are some opportunities out in the marketplace now, but we haven’t found one that we felt like was at the right price, so we passed. We want to continue to renew the fleet in a disciplined way and we’ve demonstrated, I think, in the last 5 years our discipline and we hope to continue to demonstrate that discipline.

We want to maintain and grow our market share, both domestically and internationally and want to continue to push our day rates to grow profits and cash flow. I would caveat the push in the day rates, it’s almost necessary these days, particularly in the United States, simply because there are some real pressures on costs. I think you’ve heard from some of the other presentations, the rig companies and other service companies that there’s a lot of demand for the few people in the industry and I think that there are cost pressures. And so we have to push rates in order to keep our margins the way they are.

About two years ago, a year and a half ago, I would say, we started, we engaged Stern Stewart. We implemented the [indiscernible] program at Tidewater. We think it’s paid big dividends already and we think it will pay even bigger dividends as time goes on. We’re big believers in getting the right return for the right capital input and I think we’ll continue to demonstrate that.

Finally, we want to maintain our financial strength and think that’s critical. So with that, Jim, I think — oh, I will mention this is — we may have set a record on the New York exchange. We got 19 people on the podium when we rang the bell on the 16th of June celebrating our 50th anniversary. With us was Claiborne Deming from Murphy and Larry Dickerson from Diamond. Many of you may or may not know it, but those 3 companies, Murphy, Diamond, and Tidewater, were really the companies that started the offshore business per se back in the early 50s. And so we asked Claiborne and Larry to join us. And then John Laborde, I’m surprised that the gavel is still intact because I’ve never seen anybody whack a gavel so hard as John did that afternoon on the exchange. It was a wonderful event and I think a testimony to the wonderful industry in which we all find ourselves which has employed so many people and put so many kids through college and built so many houses. An industry of which we are immensely proud. So if that’s the end now, I’ll take any questions that anyone would like to ask. Yes sir?

Unidentified Speaker:	Since you operate so much internationally, one hears from the major integrator’s requirements or demands from host countries for domestic content. We’ve seen obviously taxes go up, we’ve seen access issues come. Does that affect you at all or are you kind of under the radar on those kinds of pressures?

Dean Taylor:	Well I wish our 3 people who had been kidnapped in Nigeria recently wished we were a little bit more under the radar. Those pressures are there for everyone. Almost every country has some sort of restrictions on shipping where they try to limit the ability of international companies to do business. But we’ve been at it awhile. We’ve been, our first international operation in Venezuela in 1958. We’ve been in Mexico since 1962. We’ve been in Nigeria since 1966. We’ve been in South East Asia since the early 70s. So a lot of places, a lot of places we’ve been there so long that it’s not so much an issue of getting in, it’s staying in. And certainly with the Chavistas in Venezuela that’s an issue. But some of our experience has stood us in good stead in those places and I think we’ll be okay. But to think that there are no challenges would be myopic I think. There are plenty of challenges.

Unidentified Speaker:	Dean, if you look at the market rates today that exist both by type of vessel and region, not where they’re working at for Tidewater, but where the market is, where would you see the most upside over the next 2 years, both by type of vessel and by regions?

Dean Taylor:	Well, I see 3 competitors of mine out here and I just want equal time on their presentations. I don’t know, Jim. I think that — well what I would do would be to look — let me say this where I don’t compromise too much, but first I think I would look at what type of rigs are being built then you’d worry about what kind of vessels are needed to serve those rigs. And second, you know, you look at where the navies are putting their money. And what they think they are going to need to fulfill their requirements. So that’s a pretty simple answer to a more complicated question I understand, but I think that certainly you look at where the drillers are putting their money, where the majors are putting their money, and that’s where we should be putting our money I think.

Jim:	What do the operators think of 25 year old vessels that are working today? And are you retiring vessels that really can go out and earn a perfectly good return in today’s environment?

Dean Taylor:	Well, we’re not retiring anything that’s returning a perfectly good return I promise you that. We retire stuff when they can’t return a perfectly good return. So the operators, it depends. To some operators a 25 year old boat is just fine. And they say that the day rate of that 25 year old boat as compared to the day rate of a brand new boat makes sense. There’s some operators, for awhile [indiscernible] in Mexico was saying nothing older than 5 years can even enter in the bid. [indiscernible] has a rule nothing over 20 years unless it’s been in Brazil for 2 years prior and that it has an operational efficiency index of so much. For [indiscernible] in Malaysia and Indonesia respectively, they have 20 years rules. [Totale] has a 20 year rule, you can’t have a boat older than 20 years looking to take on unless you get a dispensation from Paris. So you can imagine a guy out in Goban, he doesn’t really want to go to Paris looking for dispensation because it puts his neck in a noose. The trap door hasn’t sprung but his neck is in a noose. So there’s a lot of that out there, but there are some operators, [Orinoco], a fine French company, they don’t care about the age of the boat, but they care about their safety record. They care about the reliability of the people with whom they’re doing business. And there are other companies like that. So it just depends on the customer and I do think that there is some concern about capacity issues in our business. And I think that as some of the new capacity comes into the market, some of the older, less efficient vessels may be shoved out. But again, it will depend upon the operator, the safety record of the company behind it. There are a lot of factors other than simple vessel age.

Jim:	What level of the new vessel construction would concern you in the marketplace? In terms of numbers of vessels under construction, you’ve been quite optimistic on your calls recently despite the fact that the number of vessels continues to grow under construction. Is there a level which would concern you? And if so, approximately what would that be?

Dean Taylor:	Not really. Because I think if there’s anybody in a good position to withstand an overcapacity problem, it’s us. We have the balance sheet to do it. If somebody wants to fight on rates, we have a hurdle in the short term marketplace, but we will — that’s a good way of renewing our fleet because we can put some of these people that are overleveraged out of business and maybe get a chance at their fleet. So I think, am I concerned about capacity? I’m always concerned about capacity. But I think that if there’s anybody in a position to worry less about capacity than everybody else, I think we’re probably in pretty good shape.

Unidentified Speaker:	How many new vessels that you are ordering are you expecting to put in the Gulf region? And also what percentage of your volume in the Gulf region relates to Katrina related repair and reconstruction? And where do you think the day rates are going in that region in lieu of that volume tapering off?

Dean Taylor:	Was that one question or three? Well first, volume related to Katrina, we don’t have that much. But some of our competitors do have a fair amount. So — but I think a lot of the repair work that’s related to Katrina that has been accomplished to date has been patch work. And I think if you look at the construction companies and the diving companies backlogs, they’re pretty full. So I think that the infrastructure activity in the Gulf is going to remain relatively robust. I’ve forgotten the other two parts of your question.

Unidentified Speaker:	How many of your new vessels are going to be added to the domestic capacity?

Dean Taylor:	Of the 28, we have seven, five larger ships and two smaller ships and —

Unidentified Speaker:	Those are supply vessels? Five?

Dean Taylor:	Five would be supply vessels, two would be flat supply vessels or smaller supply vessels. So 21 would be for the international market. And I think you had one other component.

Unidentified Speaker:	Where are the day rates heading with Katrina related volume starting to taper off?

Dean Taylor:	Well, day rates are never high enough if you ask me. So they’re not heading high enough if I can answer your question on that. But if you listened to our conference calls, if you looked at the progression of our earnings, you’d see in our last conference call the day rates were higher then than they were at the end of the quarter just one month out. Our average day rates both domestically and internationally were higher, in some places significantly higher than they were just 30 days earlier. Am I concerned about potential day rate fall off in the Gulf with 10 rigs exiting the Gulf, maybe some construction related activity coming off in the Gulf? Yes. Is there anybody in a better position to follow those rigs outside of the United States? I don’t think there’s anybody in a better position to follow the rigs. So I think we have the best infrastructure internationally. We can follow the rigs as they go to other places around the world. And we only have about 10 or 11 older ships that would really serve the construction market, so I think we’ll find activity for those ships almost — I better not say no matter what because no matter what will happen. But we’re relatively confident we’ll be okay.

Unidentified Speaker:	I have a two part question. The first question is, can you characterize — understanding some of your competitors are in the room here, could you characterize the age of your fleet say a year or two years from now once you’re further along in your new build program relative to that of your competitors especially in the international market? Is it going to be 3 years younger, 5 years younger? And secondly, given what happened on the domestic side in 97/98 with new capacity from some of the new entrants like Schless and some of those groups, what are you seeing on the international side for the next few years in terms of capacity additions not in the aggregate but by new competitors building on spec and what keeps you up at night on the international side in terms of new builds?

Dean Taylor:	Well, I can answer the second one first. [Indiscernible] has done a nice job of expanding. People look at their order book and they see that they’ve ordered I think 56 new vessels and they get all concerned. But that 56 number goes out to 2012 or 2013 so when you look at it on an incremental basis per year, it’s not a big number. Some of our other competitors, Gulf Mark has got some boats under construction. But I think when you look at total vessels under construction as compared to total worldwide fleet, it’s not a big percentage. If you look at total numbers of vessels that may be required should all the new drilling rigs go to work and need equipment which I think is going to be the case, but no guaranties, I think that there’s a good story that can be made that supply and demand will not get out of balance. So have I answered both facets of your question or not?

Unidentified Speaker:	No more irrational stack, international competitors that you feel like?

Dean Taylor:	No, not really. Most of the tax driven stuff is done in Norway, certainly done in the United States. Some speculative building out in the Far East. But even now it seems that some of those people are selling, so it doesn’t look like they want to keep the equipment and operate it, but they want to sell it. So am I concerned? Always. But do I think it’s manageable? Hopefully.

Jim:	Okay. Thanks, Dean.

Dean Taylor:	Thank you.